EXHIBIT 99.1

Omeros Corporation Reports First Quarter 2017 Financial Results

-- Conference Call Today at 4:30 p.m. ET --

SEATTLE, WA – May 10, 2017 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the first quarter of 2017, which include:

•	1Q 2017 total and OMIDRIA® revenues were $12.3 million. Revenues from OMIDRIA sales rose 69.2% from the prior year’s first quarter.

•	OMIDRIA units shipped by wholesalers (“sell-through”) increased 14.2% over 4Q 2016 and 107.2% over 1Q 2016.

•

The difference in sell-through and sales revenues in 1Q 2017 was primarily due to transient reductions in wholesaler inventories, which was replenished by wholesaler purchases during the first week in April.

•	Net loss in 1Q 2017 was $15.1 million, or $0.34 per share, including $4.4 million ($0.10 per share) of non-cash expenses.

•	Positive data were announced from Phase 2 clinical trials of OMS721 in both renal disorders and hematopoietic stem cell transplant-associated thrombotic microangiopathy (HSCT-TMA).

•	Successful meeting was held with FDA to discuss OMS721 Phase 3 program for immunoglobin A (IgA) nephropathy; company submitted an application for breakthrough therapy designation.

•	Ability to access, at Omeros’ election, $25.0 million debt tranche from affiliates of CRG LP (CRG).

“The first quarter of 2017 was largely a story of progress for OMIDRIA and our MASP-2 inhibitor OMS721,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “Utilization of OMIDRIA continued its double-digit growth as ophthalmic surgeons increasingly recognize the drug’s clinical benefits, driving expansion across and within surgical facilities. We began the quarter with one OMS721 Phase 3 program in aHUS and are now poised to initiate two additional Phase 3 programs in IgA nephropathy and stem cell transplant-associated thrombotic microangiopathies. In addition, one part of our addiction franchise is in Phase 2, the other is expected to enter the clinic early next year and our GPCR program continues to break new ground. Collectively, these achievements and the related milestones that follow we expect bode well for the remainder of 2017 and beyond.”

First Quarter and Recent Highlights and Developments

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Highlights and developments regarding OMS721, Omeros’ lead human monoclonal antibody in its mannan-binding lectin-associated serine protease-2 (MASP-2) programs for the treatment of thrombotic microangiopathies (TMAs), including aHUS and HSCT-TMA, and for the treatment of complement-related renal diseases, including IgA nephropathy, include:

o

In March 2017, Omeros reported positive data from its Phase 2 clinical trial evaluating OMS721 in the treatment of HSCT-TMA. Consistent with previously reported results, statistically significant and clinically meaningful improvements in TMA disease activity were observed over the course of treatment, specifically in mean platelet count, mean lactate dehydrogenase and mean haptoglobin. Mean creatinine also improved but did not reach statistical significance.

o

The company announced positive data from its Phase 2 clinical trial of OMS721 for the treatment of serious kidney disorders, including IgA nephropathy, in March 2017. Treatment effects across all IgA nephropathy patients were consistent, the magnitude of which are associated with improved renal survival. The trial assesses the effect of OMS721 on urine protein measures that are predictive of kidney failure, namely urine albumin-to-creatinine ratio (uACR) and total 24-hour urine protein excretion, and on the ability to reduce steroid dosing. As reported for the three patients who completed treatment, mean improvement in uACR values was 76% and mean decrease in 24-hour urine protein levels was 66%. Concurrently, daily steroid doses for all patients were substantially reduced or completely eliminated.

o

Following discussion with the FDA regarding a Phase 3 program for OMS721 in IgA nephropathy, the company submitted an application for breakthrough therapy designation. Omeros plans to pursue breakthrough therapy or fast track designation for OMS721 in HSCT-TMA. Omeros also is pursuing accelerated approval for OMS721 in aHUS. The FDA has already granted fast track designation for OMS721 in patients with aHUS and orphan designation for OMS721 in patients with complement-mediated TMAs, including aHUS and HSCT-TMA.

o

In February, Phase 2 clinical data in HSCT-TMA were presented at the 2017 Tandem Meeting of the American Society for Blood and Marrow Transplantation and the Center for International Blood and Marrow Transplant Research.

o	In March, a case report describing resolution of HSCT-TMA in a 15-year old patient was presented at the 43rd Annual Meeting of the European Society for Blood and Marrow Transplantation.

o	In April, Phase 2 clinical data in aHUS were presented at the International Society of Nephrology’s World Congress of Nephrology.

•	IND-enabling toxicology studies were initiated for OMS527, the company’s phosphodiesterase 7, or PDE7, inhibitor for the treatment of addiction and compulsive disorders.

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CRG has agreed to provide the next tranche of $25.0 million in debt financing under the company’s existing credit facility, which can be drawn at Omeros’ election. The election to borrow must be made by the end of August.

Financial Results

For the quarter ended March 31, 2017, total revenues were $12.3 million, all relating to sales of OMIDRIA. This compares to OMIDRIA revenues of $7.2 million and grant revenue of $173,000 for the same period in 2016. Our 1Q 2017 OMIDRIA revenues decreased from those in 4Q 2016 by $648,000. The decrease was primarily due to the timing of wholesaler orders, resulting in transient reductions in wholesaler inventories at March 31, 2017 compared to December 31, 2016, and, to a lesser extent, the first full quarter of operation for the company’s OMIDRIA purchase volume discount programs. This March 31, 2017 deficit in wholesaler inventories was replenished in the first week of April when wholesalers purchased a net amount of $2.1 million of OMIDRIA, returning inventories to traditional levels and supporting ongoing demand.

OMIDRIA units sold by wholesalers to customers increased 14.2% from 4Q 2016 to 1Q 2017 and 107.2% from 1Q 2016 to 1Q 2017.

Total costs and expenses for the three months ended March 31, 2017 were $25.0 million (including $4.4 million of non-cash expenses) compared to $26.9 million (including $4.7 million of non-cash expenses) for the same period in 2016. The decrease in the first quarter was primarily due to decreased clinical research and development costs associated with the timing of clinical trials and manufacturing and reduced stock compensation. These decreases were partially offset by increased legal costs associated with the Par lawsuit.

Interest expense for the three months ended March 31, 2017 was $2.7 million as compared to $1.4 million in the prior year first quarter. The increase is due to interest on incremental borrowings Omeros made in 2Q and 4Q 2016.

For the three months ended March 31, 2017, Omeros reported a net loss of $15.1 million, or $0.34 per share, which included non-cash expenses of $4.4 million ($0.10 per share). This compares to the prior year’s first quarter, when Omeros reported a net loss of $20.5 million, or $0.54 per share, which included non-cash expenses of $4.7 million ($0.12 per share).

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time. To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 17386705. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 17386705.

To access the live or subsequently archived webcast of the conference call on the internet, go to the company’s website at www.omeros.com and select “Events” under the Investors section of the website. To access the live webcast, please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Part of its proprietary PharmacoSurgery® platform, the company’s first drug product, OMIDRIA® (phenylephrine and ketorolac injection) 1%/0.3%, is the first and only FDA-approved drug (1) for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain and (2) that contains an NSAID for intraocular use.

In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and lens replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has clinical-stage development programs focused on: complement-associated thrombotic microangiopathies; complement-mediated glomerulonephropathies; Huntington’s disease and cognitive impairment; and addictive and compulsive disorders. In addition, Omeros has a proprietary G protein-coupled receptor (GPCR) platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development, and a platform used to generate antibodies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, financial reimbursement coverage from governmental and third-party payers for products and related treatments, unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2017. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Product sales, net	$12,257	$7,246
Grant revenue	—	173
Total revenue	12,257	7,419
Costs and expenses:
Cost of product sales	271	327
Research and development	12,240	15,434
Selling, general and administrative	12,471	11,110
Total costs and expenses	24,982	26,871
Loss from operations	(12,725)	(19,452)
Interest expense	(2,663)	(1,375)
Other income (expense), net	299	288
Net loss	$(15,089)	$(20,539)
Basic and diluted net loss per share	$(0.34)	$(0.54)
Weighted-average shares used to compute basic and diluted net loss per share	43,828,572	38,317,084

OMEROS CORPORATION

UNAUDITED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	March 31,	December 31,
	2017	2016
Cash, cash equivalents and short-term investments	$33,653	$45,331
Working capital	34,381	44,191
Restricted cash and investments	5,835	5,835
Total assets	58,404	67,278
Total current liabilities	16,973	16,071
Notes payable and lease financing obligations	80,731	79,710
Accumulated deficit	(484,976)	(469,887)
Total shareholders’ deficit	(48,113)	(37,447)